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                                    EXHIBIT (4)(1)


                                      AGREEMENT
                                         WITH
                             AVONWOOD CAPITAL CORPORATION

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                                      AGREEMENT

THIS AGREEMENT, ("Agreement") is made this 22nd day of February, 1996 between AVONWOOD CAPITAL CORPORATION, Three Radnor Corporate Center, Suite 400, 100 Matsonford Road, Radnor, Pennsylvania 19087 ("ACC"), and NATIONAL HEALTH & SAFETY CORPORATION, P.O. Box 1179 Southampton, PA 18966 ("NHSC" or the "Company").

                               BACKGROUND OF AGREEMENT

         ACC is in the business, among other things, of providing management and consulting for business, with particular emphasis on planning and implementation of business strategies (the "Management Consulting Services"). The Company believes that it is in its best interest to avail itself of the services of ACC and ACC is willing to provide the Management Consulting Services to the Company on the terms and conditions hereinafter set forth.

         NOW THEREFORE, the parties hereto in consideration of the mutual promises contained herein and intending to be legally bound hereby agree as follows:

1. ACC agrees to provide Management Consulting Services to the Company with emphasis in the following areas:

    a. Implement a corporate shareholder relations program to enhance shareholder value;

    b. Advise the Company on the possible creation of other strategic alliances; and,

    c. Investigate potential mergers and acquisitions for the Company. Compensation for advising and assisting the Company in an acquisitions covered in paragraph 3.

2. The Company agrees that ACC shall have the right to provide the Management Consulting Services to the Company for a period of three (3) months from the date hereof. The term of this agreement shall be automatically extended on a month to month basis unless cancelled in writing by either party 30 days prior to the end of each month. During the term of this agreement, the Company shall pay to ACC a monthly fee of 20,000 shares of common stock of NHSC. The first payment is due upon the closing of this Agreement and the remaining two payments will be due on the same day of each month thereafter. NHSC acknowledges that these shares are compensation for work provided by ACC solely as a result of this management consulting contract and not as compensation for any capital raising function. The Company further

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acknowledges that ACC may register these shares pursuant to a S-8 registration at any time hereafter.

3. In recognition of the extraordinary effort required to complete an acquisition, NHSC agrees that during the term of this agreement, and for a period of one year thereafter, if NHSC should make an acquisition through any entity introduced to NHSC by ACC, that ACC shall received a finders fee in accordance with Exhibit A, attached (the "Leahman Formula"). It is further agreed that any mergers, acquisitions or other fund raising activities resulting from introductions to NHSC by David R. Vaughan and Associates are exempt from this finders fee agreement with the exception of financing obtained during the next twelve months from Nationwide Insurance Company. ACC will receive the above finders fee in accordance with Exhibit A if financing is received by NHSC from Nationwide Insurance Company within the next twelve months.

    The compensation which shall be payable to ACC pursuant to Schedule A shall be paid by the Company to ACC at the closing of an acquisition.

4. The Company shall also reimburse ACC for any and all reasonable and normal business expense incurred by ACC in the provision of the Management Consulting Services up to the sum of $1,000 per month; provided, however, any expenditures in excess of $1,000 per month will also be reimbursed to ACC as long as ACC has prior to such expenditure, received the approval of the Company to incur such expenses.

5. This Agreement constitutes the entire agreement between the parties and may not be changed unless in writing and signed by both parties.

6. This Agreement is intended to be governed by and construed under the laws of the Commonwealth of Pennsylvania.

7. This Agreement is intended to be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

8. Each party agrees to indemnify and hold the other part harmless from and against any and all suits, judgments, causes of actions or claims resulting from the negligence or willful misconduct of its agents or employees.

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IN WITNESS WEREOF, the parties have duly executed this Agreement the 22nd day of
February, 1996.

                                  AVONWOOD CAPITAL CORPORATION

                                  By:  /s/ James W. Porter, Jr.
                                       ------------------------
                                      Title:     President
                                                 ---------

                                  NATIONAL HEALTH & SAFETY CORPORATION


                                  By:  /s/  R. Dennis Bowers
                                       ---------------------
                                      Title:     CEO
                                                 ---

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                                      SCHEDULE A

                                   LEAHMAN FORMULA


Five percent (5%) of the consideration up to $1 million, plus

Four percent (4%) of the consideration from $1 to $2 million, plus

Three percent (3%) of the consideration from $2 to $3 million, plus

Two percent (2%) of the consideration from $3 to $4 million, plus

One percent (1%) of the consideration in excess of $4 million.